Exhibit 2.2

EXECUTION VERSION

AMENDMENT NO. 1 TO
ACQUISITION AGREEMENT

THIS AMENDMENT NO. 1 TO THE ACQUISITION AGREEMENT (this “Amendment”) is entered into as of August 22, 2021, by and among Surf Air Global Limited, a British Virgin Islands company (“Surf Holdings”), Surf Air Inc., a Delaware corporation (“Surf Air”), Surf Air Mobility Inc., a Delaware corporation and wholly owned subsidiary of Surf Holdings (“NewCo”), SAC Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of NewCo (“Merger Sub”, and together with Surf Air, NewCo and Surf Holdings, the “Surf Entities”), and Southern Airways Corporation, a Delaware corporation (the “Company”). Each entity is referred to herein as a “Party” and, collectively, as the “Parties”. Capitalized terms used but not defined in this Amendment shall have the meaning ascribed to such terms in the Original Agreement, as defined below.

W I T N E S S E T H:

WHEREAS, the Surf Entities and the Company entered into that certain Acquisition Agreement, dated as of March 17, 2021 (the “Original Agreement”) pursuant to which, subject to the terms and conditions thereunder, the Parties intend to effect a merger of Merger Sub with and into the Company in accordance with the Original Agreement and the General Corporation Law of the State of Delaware, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of NewCo;

WHEREAS, the Parties desire to amend the Original Agreement as set forth herein; and

WHEREAS, pursuant to Section 8.03 of the Original Agreement, the Original Agreement may be amended by a written instrument signed on behalf of the Party against whom enforcement is sought.

NOW, THEREFORE, in consideration of the foregoing and of the agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

1. Amendments to the Original Agreement. The Original Agreement is hereby amended as follows:

(a)	A new Section 5.11(c) is hereby added as follows:

“Notwithstanding anything to the contrary in this Section 5.11, the Parties acknowledge and agree that (x) Surf Air has paid or will pay all expenses incurred by it or its affiliates associated with outsourced accounting teams to uplift the Company’s financial statements to PCAOB compliance and for expenses incurred by it and its affiliates in connection with the audit of such financial statements and the preparation of the Registration Statement, except that the Company shall pay one-half (1/2) of all reasonable fees and expenses of PricewaterhouseCoopers incurred by Surf Air from and after August 6, 2021 continuing through the Closing or termination of this Agreement in accordance with Section 8.01 to uplift the Company’s financial statements to be PCAOB compliant and complete the audit of such financial statements, in each case to the extent required for the preparation of the Registration Statement, up to a maximum of $250,000, in the aggregate; and (iii) the Company confirms that, if (and only if) this Agreement is terminated in accordance with Section 8.01, of the Company shall be permitted use such financial statements and audits for any purpose.”

(b)	Section 4.01(a) is hereby amended to add after the words “COVID-19 Measures” the following “except that the Company and its Subsidiaries may disburse to its stockholders, employees or other Persons any cash or cash equivalents held by the Company or any of its Subsidiaries, so long as immediately after giving effect to any such disbursement the Company and its Subsidiaries will continue to hold at least $8 million, in the aggregate”;

(c)	A new Section 1.11(g) is hereby added as follows: (g) The Surf Entities agree to take all actions necessary to ensure that, from and after the Effective Time, no former stockholder of the Company (or any of its affiliates) shall be subject to any “lock-up” or other restriction on such former stockholder’s (or its affiliates) ability to at any time sell or otherwise transfer the shares of NewCo Common Stock received in the Merger in open market transactions or otherwise. In furtherance of the foregoing, the Surf Entities agree to take all actions necessary so that, from and after the Effective Time until the first anniversary of the filing by Newco of current Form 10 Information in accordance with Rule 144(i) of the Securities Act, the Registration Statement (or another registration statement) shall be in effect and provide for the reoffer and resale (including in open-market transactions) of shares of Newco Common Stock received in the Merger by former stockholders of the Company who may be limited under the Securities Act (with respect to volume of sales or otherwise) in their ability to publicly offer or resell such shares. The Surf Entities shall be responsible for all costs and expenses of registering such shares and shall indemnify and hold harmless such former stockholders from any losses or liabilities that may suffer or incur by reason of any false or misleading statement contained in (or incorporated by reference in) any such registration statement or related prospectus.

(d)	Sections 5.16(b)-(e) are hereby deleted in their entirety.

(e)	Section 8.01(b) is hereby deleted in its entirety and replaced with the following:

“by Surf Air or the Company if the Closing Date shall not have occurred by the Outside Date;”

(f)	Section 8.01(h) is hereby deleted in its entirety and replaced with the following:

by the Company if no Compliant Business Combination Agreement is then in effect and for the thirty consecutive day period prior thereto there shall be not be in effect a Compliant LOI for which no notice of termination has been delivered by any party thereto;”

(g)	Section 8.01(i) is hereby amended to replace the “.” at the end of such subsection with “; or”.

(h)	A new Section 8.01(j) is hereby added as follows:

“by the Company if (and only if) the Ampaire Acquisition Agreement shall have been terminated, and the Surf Entities shall not have entered into a definitive agreement providing for an Ampaire Equivalent Transaction and the consummation simultaneously of such Ampaire Equivalent Transaction with the Merger pursuant to this Agreement on or prior to the Outside Date (or such later date as shall be agreed by the Company).”

(i)	The definitions of each of “Adjustment Amount”, “Aggregate Merger Consideration”, “Airline Support Program”, “Per Share Common Stock Consideration”, “Per Share Series A Merger Consideration”, “Per Share Series A-1 Merger Consideration”, “Per Share Series A-2 Merger Consideration”, “Per Share Series B Merger Consideration”, “PPP Escrow Account”, “PPP Escrow Agreement”, “PPP Loan Amount”, “PPP Loan Forgiveness Amount”, “Pro Rata Share”, “Related Agreements” and “Unforgiven PPP Loan Amount” as set forth in Appendix A of the Original Agreement shall be deleted in their entirety and replaced with the following (as applicable):

“Aggregate Merger Consideration” means freely-tradable shares of New Common Stock representing 6.25% of shares of New Common Stock, and 6.25% of any other form of consideration, constituting the Total Consideration, but in no event shall such consideration have a value at Closing of less than 6.25% of $800,000,000.

“Per Share Common Stock Consideration” means an amount equal to the Aggregate Common Stock Consideration divided by the aggregate number of shares of Company Common Stock (including vested and unvested restricted shares of Company Common Stock) outstanding as of immediately prior to the Effective Time.”

“Per Share Series A Merger Consideration” means the portion of the Aggregate Merger Consideration payable in respect of each share of Series A Preferred Stock upon a Deemed Liquidation Event under the Company’s Certificate of Incorporation.”

“Per Share Series A-1 Merger Consideration” means the portion of the Aggregate Merger Consideration payable in respect of each share of Series A-1 Preferred Stock upon a Deemed Liquidation Event under the Company’s Certificate of Incorporation.”

“Per Share Series A-2 Merger Consideration” means the portion of the Aggregate Merger Consideration payable in respect of each share of Series A-2 Preferred Stock upon a Deemed Liquidation Event under the Company’s Certificate of Incorporation.”

“Per Share Series B Merger Consideration” means the portion of the Aggregate Merger Consideration payable in respect of each share of Series B Preferred Stock upon a Deemed Liquidation Event under the Company’s Certificate of Incorporation.”

“Related Agreements” means the Key Employee Agreement, Certificate of Merger, Stockholder Written Consent, any director and officer resignation letters, and all other agreements and certificates entered into by the Company and the Stockholders in connection with the transactions contemplated herein.

(j)	The following defined terms shall be added to Appendix A of the Original Agreement:

“Compliant Business Combination Agreement” means a definitive agreement for a Business Combination involving the Surf Entities, NewCo and a SPAC and the simultaneous consummation with such Business Combination of the Merger pursuant to this Agreement and an Ampaire Transaction; provided that such definitive agreement reflects a non-contingent valuation of the combined equity of Surf Air, Ampaire and Southern equal to or greater than $800 million and no party to such definitive agreement has indicated intention to reduce such valuation below $800 million;

“Compliant LOI” means a letter of intent with respect to a Business Combination involving the Surf Entities, NewCo and a SPAC and the simultaneous consummation with such Business Combination of the Merger pursuant to this Agreement and an Ampaire Transaction; provided that such letter of intent reflect a non-contingent valuation of the combined equity of Surf Air, Ampaire and Southern equal to or greater than $800 million and no party to the letter of intent has indicated intention to reduce such valuation below $800 million;

“Total Consideration” means the total number of shares of NewCo Common Stock (on an as-converted to NewCo Common Stock basis to the extent there is more than one class of capital stock of NewCo) and/or other consideration issuable or payable in respect of the assets and/or equity interests of the Surf Entities, the Company in connection with the Business Combination, the Merger and the Ampaire Transaction (including for this purpose (i) the maximum number of shares of capital stock of NewCo and/or other consideration issuable or payable in respect of the assets and/or equity interests of the Surf Entities, the Company in connection with the Business Combination, the Merger and the Ampaire Transaction pursuant to any escrow, earn-out, holdback or other contingent event and (ii) any shares of NewCo capital stock reserved for issuance pursuant to any equity incentive plans of NewCo).”

“Outside Date” means the earlier of (a) if a definitive Business Combination Agreement shall have been executed by the Surf Entities, NewCo and a SPAC, the date of the termination thereof in accordance with its terms and (b) December 31, 2021, provided that, such date shall automatically be extended by an additional 60 days if the Company, NewCo and the SPAC continue to work in good faith towards consummating the transactions contemplated by a Compliant Business Combination Agreement that is in effect, including the Business Combination and the simultaneous consummation of the Merger pursuant to this Agreement and the Amplaire Transaction.”

(k)	The reference to “Aggregate Cash Consideration” appearing in Section 16(b) of the Original Agreement shall be changed to “Aggregate Merger Consideration”.

2. Counterparts. This Amendment may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties. A signed copy of this Amendment delivered by electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.

3. Effect of Amendment; No Waiver. Except as expressly set forth in Section 1 of this Amendment: (a) the terms and conditions of the Original Agreement are unaffected by this Amendment, (b) the Parties hereby reserve all rights and privileges under the Original Agreement that exist as of the date of this Agreement and Amendment and (c) the execution of this Amendment by the Parties shall not constitute a waiver by any Party of any such rights or privileges that exist as of the date of this Amendment.

4. Other Provisions. Sections 8.03 (Amendment), 8.04 (Extension; Waiver), 9.01 (Notices), 9.04 (Entire Agreement; Assignment), 9.05 (Severability), 9.07 (Governing Law; Exclusive Jurisdiction), 9.08 (Rules of Construction) and 9.09 (Waiver of Jury Trial) of the Original Agreement are incorporated into this Amendment by reference as if fully set forth herein, mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHERE OF, the Parties have duly executed this Amendment as of the date first written above.

SURF AIR MOBILITY INC.

By:	/s/ Sudhin Shahani
Name:	Sudhin Shahani
Title:	President

SURF AIR GLOBAL LIMITED

By:	/s/ Sudhin Shahani
Name:	Sudhin Shahani
Title:	Executive Chairman and CEO

SURF AIR INC.

By:	/s/ Sudhin Shahani
Name:	Sudhin Shahani
Title:	Executive Chairman and CEO

SAC MERGER SUB INC.

By:	/s/ Sudhin Shahani
Name:	Sudhin Shahani
Title:	President

SOUTHERN AIRWAYS CORPORATION

By:	/s/ Stan Little
Name:	Stan Little
Title:	CEO

[Signature Page to Amendment No. 1 to Southern Acquisition Agreement]

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